Exhibit 99.1

Fuel Systems Solutions Reports Third Quarter 2014 Results

Third Quarter Revenue of $85.1 Million

Adjusted EBITDA of $2.1 Million

Board of Directors Authorizes $25 Million Share Repurchase Program

NEW YORK, Nov. 6, 2014 -- Fuel Systems Solutions, Inc. (Nasdaq: FSYS) reported results for its third quarter ended Sept. 30, 2014.

Mariano Costamagna, Fuel Systems’ CEO, said, “As our end markets evolve, we are taking steps to enhance our product lines, develop new products and pursue new opportunities that leverage our technological leadership position in the industry. At the same time, we are analyzing further ways to reduce costs with the assistance of a major international consulting firm. We have undertaken considerable advance work and identified opportunities to more efficiently run our businesses. We expect that these efforts will result in benefits to our cost structure as well as our working capital needs. In coordination with the Strategic Oversight Committee of the Board, we are evaluating various alternatives to improve shareholder value and look forward to updating shareholders on our progress.”

Mr. Costamagna added, “In addition, the Strategic Oversight Committee will evaluate further actions to enhance value, underscoring our focus on delivering returns for shareholders. The Board has also authorized a $25 million share repurchase program, demonstrating its confidence in Fuel Systems financial strength and future business prospects. We are confident that we are taking the rights steps to improve financial results, create shareholder value and position the Company for success.”

Third Quarter 2014 Financial Results

Total revenue for the third quarter of 2014 was $85.1 million compared to $97.6 million for the third quarter of 2013. Automotive revenue decreased $8.0 million primarily reflecting lower DOEM and OEM sales volumes as a result of difficult economic conditions and the previously disclosed conclusion of certain programs. Although aftermarket revenues increased slightly for the third quarter of 2014 compared to the prior year, automotive revenue was also adversely impacted by year-over-year contraction in the aftermarket business in key European markets and competitive pressure. Industrial revenue decreased $4.5 million compared to the prior-year period primarily reflecting lower demand for mobile equipment due to increased competition that resulted in the loss of a large customer and a decrease in heavy duty sales in Thailand. Included above is the impact of foreign exchange on third quarter 2014 revenue, which was negative $3.8 million.

Gross profit for the third quarter of 2014 was $20.0 million, or 23.5% of revenue, compared to $22.1 million, or 22.6% of revenue, for the third quarter of 2013. The lower gross profit dollars primarily reflects the reduction in revenue discussed above and a shift in the mix of business. Industrial results reflect an increase in gross profit margin percentage as a result of reduced lower margin business. Operating loss for the third quarter of 2014 totaled $1.4 million, or 1.6% of revenue, compared to operating income of $1.6 million, or 1.7% of revenue, for the third quarter of 2013. The decrease primarily reflects the lower gross profit mentioned above and $2.4 million of costs associated with rationalizing the workforce and facilities in the Company’s Italian and US operations.

Adjusted EBITDA for the third quarter of 2014 was $2.1 million, or 2.4% of revenue, compared to $5.3 million, or 5.5% of revenue, for the third quarter of 2013, primarily reflecting the above mentioned revenue and cost variances. Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Measures” below for a discussion of this metric.

The Company’s income tax rate is primarily a result of the fluctuation of earnings in various jurisdictions and losses incurred for which no tax benefits have been recorded.  The Company expects its effective tax rate for 2014 to be lower than in 2013. In 2014, there are certain foreign jurisdictions where tax benefits are now included in the Company’s income tax provision.

Net loss for the third quarter of 2014 was $3.2 million, or $0.16 per diluted share, compared to net income of $1.0 million, or $0.05 per diluted share, for the third quarter of 2013.

FSS Automotive Operations

FSS Automotive third quarter 2014 revenue was $59.5 million, compared to $67.5 million from the same quarter a year ago. The impact of foreign exchange on FSS Automotive was negative $3.2 million; in constant currency, third quarter FSS Automotive revenue decreased 7.1%, reflecting decreases in both DOEM and OEM volumes for the reasons explained above. FSS Automotive third quarter 2014 operating loss was $0.7 million compared to operating income of $0.8 million in the same period a year ago. FSS Automotive third quarter 2014 Adjusted EBITDA was $2.3 million, compared to $3.4 million a year ago.

FSS Industrial Operations

FSS Industrial third quarter 2014 revenue was $25.6 million compared to $30.1 million the same quarter a year ago. The impact of foreign exchange on FSS Industrial was negative $0.6 million; in constant currency, third quarter FSS Industrial revenue decreased 12.8%, primarily reflecting lower demand for the reasons explained above. FSS Industrial third quarter 2014 operating income was $1.5 million, compared to operating income of $2.4 million in the same period a year ago. FSS Industrial third quarter 2014 Adjusted EBITDA was $1.7 million, compared to $3.4 million a year ago.

Nine Months Ended September 30, 2014 Financial Results

Total revenue for the first nine months of 2014 was $253.8 million compared to $307.3 million for the first nine months of 2013. Net loss for the first nine months of 2014 was $49.4 million, or $2.46 per diluted share, including a goodwill and long-lived impairment charge of $43.2 million (net of tax of $1.1 million) or $2.15 per share recorded in second quarter of 2014. This compares to net income of $2.9 million, or $0.14 per diluted share, for the first nine months of 2013. Adjusted EBITDA for the first nine months of 2014 was $4.4 million compared to $17.0 million for the first nine months of 2013.

FSS Automotive revenue for the first nine months of 2014 was $173.5 million compared to $212.1 million for the same period a year ago. Automotive operating loss was $47.7 million for the first nine months of 2014, including $40.2 million of the goodwill and long-lived asset impairment charge recorded in second quarter of 2014, compared to operating income of $3.9 million for the first nine months of 2013. FSS Automotive Adjusted EBITDA for the first nine months of 2014 was $2.0 million compared to $11.8 million for the first nine months of 2013.

FSS Industrial revenue for the first nine months of 2014 was $80.2 million compared to $95.2 million for the same period a year ago. Industrial operating income was $1.8 million for the first nine months of 2014, including $4.2 million of the goodwill and long-lived asset impairment charge recorded in second quarter of 2014, compared to $8.5 million for the first nine months of 2013. FSS Industrial Adjusted EBITDA for the first nine months of 2014 was $7.5 million compared to $9.8 million for the first nine months of 2013.

Share Repurchase Program

Fuel Systems’ board of directors has authorized a program to repurchase up to $25 million of the Company’s common stock. The program is expected to continue for up to one year. Purchases under the repurchase program may be made from time to time in open-market transactions, block transactions on or off an exchange, or in privately negotiated transactions. We expect shares to be repurchased at prevailing market prices based on management’s evaluation of market conditions and other factors.

Revised Company Outlook

The Company now expects its full year 2014 revenue to be in the range of between $325 million to $335 million as continuing uncertainty exists relating to the timing of revenue recognition of a long-term contract in South America and the continuing weakening of the Euro. The expectation for 2014 gross margin continues to be in a range of 19% to 21%.

Positive cash flow as defined by Adjusted EBITDA is expected to be between $1 million and $4 million, after incurring approximately $4 million in costs associated with the rationalizing of the workforce and facilities in Italy and the US. This revised outlook is based upon the following expectations:

•

Automotive operations – slower global transportation market given increasingly aggressive competition and the difficult economic conditions in Latin America and Europe, as well as the effects  of the previously disclosed loss of certain OEM and DOEM programs in Asia and Europe, and the discontinuation of the Chevrolet brand in Europe. The slower markets are expected to be partially offset by the anticipated maintenance of the Company’s leading market share in the European aftermarket, albeit at gross margins reduced from prior expectations.

•

Industrial operations – lower demand for mobile equipment due to increased competition that resulted in the previously announced loss of a large customer and a decrease in heavy duty sales in Thailand that is expected to be partially offset by modest growth in the APU market.

•

Lower margin performance in 2014 relative to 2013, reduced from prior expectations, due to lower DOEM/OEM revenue volumes and revisions in the expected revenue mix, as well as lower gross margins on aftermarket products; incremental costs as the Company continues to implement cost reductions for future periods as it focuses on achieving greater operational efficiencies for 2015, which should benefit 2015 profitability.

•	The Company expects its effective tax rate for 2014 to be lower than in 2013 resulting from the anticipated mix of business by tax jurisdiction as mentioned above.

Non-GAAP Measures

To provide investors and others with additional information regarding Fuel Systems’ results, in addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, Fuel Systems presents Adjusted EBITDA, which is a non-GAAP measure. A reconciliation of this non-GAAP measure to the closest GAAP financial measure is presented in the financial tables below under the heading “Non-GAAP FINANCIAL MEASURE RECONCILIATION.” Adjusted EBITDA is determined by adding the following items to Net Income, the closest GAAP financial measure:  Depreciation & Amortization; Interest income, net; and Benefit (Provision) for Income Taxes and Impairments. Fuel Systems’ management believes this non-GAAP financial measure offers additional insight into the Company’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in the business, as it excludes certain non-cash items. This non-GAAP financial measure also can provide useful information to investors and others in understanding and evaluating Fuel Systems’ operating results and future prospects when comparing financial results across accounting periods and to those of peer companies. Fuel Systems may not define this non-GAAP financial measure in a manner similar to other companies.

Conference Call

The Company will host a conference call today, November 6th at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its third quarter 2014 financial results and other matters. To listen to the call live, please dial 877-359-9508 at least 10 minutes before the start of the conference. International participants may dial 224-357-2393.  The conference ID will be 22952806.  The call will be webcast and can be accessed from the “Investor Relations” section of the Company’s website at http://www.fuelsystemssolutions.com.  A telephone replay will be available until midnight Eastern Time on November 10th by dialing 855-859-2056 or 404-537-3406 and entering pass code 22952806. A replay will also be available at the web address above for 90 days.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are not historical facts, but instead involve known and unknown risks, uncertainties and other factors that may cause our Company’s actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward looking statements. Statements in this press release that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Words such as: “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “seeks,” “on-going” or the negative of these terms or other comparable terminology often identify forward-looking statements, although not all forward-looking statements contain these words. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and beliefs concerning future business conditions, our results of operations, financial position and our business outlook, or state other “forward-looking” information based on currently available information. There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These risks and uncertainties and certain other factors which may impact our continuing business financial condition or results of operations, or which may cause actual results to differ from such forward-looking statements, include, but are not limited to, the unpredictable nature of the developing alternative fuel U.S. automotive market, customer dissatisfaction with our products or services, the inability to deliver our products on schedule, a further slowing of economic activity, our ability to maintain customer program relationships, potential changes in tax policies and government incentives and their effect on the economic benefits of our products to consumers, the continued weakness in financial and credit markets of certain countries, the growth of non-gaseous alternative fuel products and other new technologies, the price differential between alternative gaseous fuels and gasoline, and the repeal or implementation of government regulations relating to reducing vehicle emissions, economic uncertainties caused by political instability in certain of the markets we do business in, the impact of the Argentinean debt crisis on our business, our ability to realign costs with current market conditions, as well as the risks and uncertainties included in our Annual Report on Form 10-K for the year ended December 31, 2013 and our other periodic reports filed with the SEC. These forward-looking statements are not guarantees of future performance. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not place undue reliance on these forward looking statements. The forward-looking statements made in this press release relate to events and state our beliefs, intent and our view of future events only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

About Fuel Systems Solutions

Fuel Systems Solutions (Nasdaq: FSYS) is a leading designer, manufacturer and supplier of proven, cost-effective alternative fuel components and systems for use in transportation and industrial applications. Fuel Systems’ components and systems control the pressure and flow of gaseous alternative fuels, such as propane and natural gas, used in internal combustion engines. These components and systems feature the Company’s advanced fuel system technologies, which improve efficiency, enhance power output and reduce emissions by electronically sensing and regulating the proper proportion of fuel and air required by the internal combustion engine.  In addition to the components and systems, the Company provides engineering and systems integration services to address unique customer requirements for performance, durability and configuration. Additional information is available at www.fuelsystemssolutions.com.

Company Contact:

Pietro Bersani, Chief Financial Officer, Fuel Systems Solutions, Inc.

(646) 502-7170

Investor Relations Contacts:

LHA

Carolyn M. Capaccio

ccapaccio@lhai.com

Cathy Mattison

cmattison@lhai.com (415) 433-3777

–Tables Follow –

FUEL SYSTEMS SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data); (Unaudited)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$73,486	$80,961
Accounts receivable, less allowance for doubtful accounts of $3,497 and $3,993 at September 30, 2014 and December 31, 2013, respectively	53,236	65,008
Inventories	88,448	95,052
Deferred tax assets, net	12,257	10,234
Other current assets	22,454	21,490
Short-term investments	17,031	14,615
Related party receivables	733	2,787
Total current assets	267,645	290,147
Equipment and leasehold improvements, net	53,357	58,402
Goodwill, net	7,388	48,896
Deferred tax assets, net	3,946	4,129
Intangible assets, net	7,679	11,790
Other assets	1,129	1,260
Long-term investments	0	675
Total Assets	$341,144	$415,299
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$35,495	$40,702
Accrued expenses	43,136	42,094
Income taxes payable	595	216
Current portion of term loans and debt	194	213
Related party payables	2,337	2,860
Total current liabilities	81,757	86,085
Term and other loans	99	215
Other liabilities	7,371	8,364
Deferred tax liabilities	1,278	1,583
Total Liabilities	90,505	96,247
Equity:
Preferred stock, $0.001 par value, authorized 1,000,000 shares; none issued and outstanding at September 30, 2014 and December 31, 2013	—	—
Common stock, $0.001 par value, authorized 200,000,000 shares; 20,113,519 issued and 20,105,520 outstanding at September 30, 2014; and 20,104,009 issued and 20,096,010 outstanding at December 31, 2013	20	20
Additional paid-in capital	320,680	320,345
Shares held in treasury, 7,999 shares at September 30, 2014 and December 31, 2013	(276)	(295)
Accumulated Deficit	(50,138)	(735)
Accumulated other comprehensive loss	(19,798)	(439)
Total Fuel Systems Solutions, Inc. Equity	250,488	318,896
Non-controlling interest	151	156
Total Equity	250,639	319,052
Total Liabilities and Equity	$341,144	$415,299

FUEL SYSTEMS SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data); (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue	$85,077	$97,573	$253,764	$307,268
Cost of revenue	65,101	75,506	198,535	237,764
Gross profit	19,976	22,067	55,229	69,504
Operating expenses:
Research and development expense	6,281	6,889	19,787	20,682
Selling, general and administrative expense	15,084	13,554	42,680	41,240
Impairments	0	0	44,341	0
Total operating expenses	21,365	20,443	106,808	61,922
Operating (loss) income	(1,389)	1,624	(51,579)	7,582
Other income (expense) , net	238	346	1,657	(898)
Interest income (expense), net	116	(7)	102	36
(Loss) income from operations before income taxes and non-controlling interest	(1,035)	1,963	(49,820)	6,720
Income tax (expense) benefit	(2,168)	(918)	417	(3,820)
Net (loss) income	(3,203)	1,045	(49,403)	2,900
Less: Net (income) attributable to the non-controlling interest	(4)	(13)	0	(13)
Net (loss) income attributable to Fuel Systems Solutions, Inc.	(3,207)	1,032	(49,403)	2,887
Net (loss) income per share attributable to Fuel Systems Solutions, Inc.:
Basic	$(0.16)	$0.05	$(2.46)	$0.14
Diluted	$(0.16)	$0.05	$(2.46)	$0.14
Number of shares used in per share calculation:
Basic	20,105,520	20,082,143	20,100,887	20,065,906
Diluted	20,105,520	20,113,272	20,100,887	20,083,852

FUEL SYSTEMS SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands); (Unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net (loss) income	$(49,403)	$2,900
Less: Net loss attributable to the non-controlling interest	0	(13)
Net (loss) income attributable to Fuel Systems Solutions, Inc.	(49,403)	2,887
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and other amortization	8,193	8,105
Amortization of intangibles arising from acquisitions	1,783	2,233
Impairments	44,341	0
Provision for doubtful accounts	313	634
Write down of inventory	2,532	2,093
Loss on acquisition	0	1,687
Other non-cash items	14	(234)
Deferred income taxes	(3,377)	(890)
Unrealized (gain) loss on foreign exchange transactions	(476)	2,010
Compensation expense related to equity awards	336	277
Loss (gain) on disposal of equipment and other assets	643	(359)
Reduction of contingent consideration	0	(406)
Changes in assets and liabilities, net of acquisitions:
Decrease in accounts receivable	7,123	9,690
Increase in inventories	(3,159)	(6,178)
Increase in other current assets	(3,777)	(2,664)
Decrease (increase) in other assets	737	(599)
Decrease in accounts payable	(2,264)	(3,813)
Increase (decrease) in income taxes payable	432	(2,499)
Increase in accrued expenses	4,808	182
Decrease in long-term liabilities	(551)	(305)
Receivables from/payables to related party, net	1,276	(2,006)
Net cash provided by operating activities	9,524	9,845
Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(10,903)	(5,816)
Purchase of investments	(3,000)	(12,626)
Sale of investments	0	6,753
Acquisition, net of cash acquired	0	(841)
Other	136	226
Net cash used in investing activities	(13,767)	(12,304)
Cash flows from financing activities:
Payments on term loans and other loans	(109)	(485)
Other	19	327
Net cash used in financing activities	(90)	(158)
Net decrease in cash and cash equivalents	(4,333)	(2,617)
Effect of exchange rate changes on cash	(3,142)	1,042
Net decrease in cash and cash equivalents	(7,475)	(1,575)
Cash and cash equivalents at beginning of period	80,961	75,675
Cash and cash equivalents at end of period	$73,486	$74,100

FUEL SYSTEMS SOLUTIONS, INC.

NON-GAAP FINANCIAL MEASURE RECONCILIATION

(In thousands); (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Segment Adjusted EBITDA:	2014	2013	2014	2013
FSS Industrial	$1,695	3,432	$7,478	9,841
FSS Automotive	2,315	3,363	1,988	11,848
Corporate and Other	(1,938)	(1,468)	(5,071)	(4,667)
Total Adjusted EBITDA (Non-GAAP)	$2,072	5,327	$4,395	17,0222
Reconciliation:
Loss (income) attributable to non-controlling interests	(4)	(13)	0	(13)
Interest (expense) income, net	116	(7)	102	36
Benefit (provision) for Income taxes	(2,168)	(918)	417	(3,820)
Depreciation & Amortization	(3,223)	(3,357)	(9,976)	(10,338)
Impairments	0	0	(44,341)
Net (Loss) Income attributable to Fuel Systems Solutions, Inc.	$(3,207)	1,032	$(49,403)	2,887

 FUEL SYSTEMS SOLUTIONS, INC.

OPERATING SEGMENT INFORMATION

(In thousands); (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenue:
FSS Industrial	$25,602	$30,088	80,230	$95,167
FSS Automotive	59,475	67,485	173,534	212,101
Total	$85,077	$97,573	253,764	$307,268

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Operating (Loss) Income:
FSS Industrial	$1,484	$2,350	1,750	$8,464
FSS Automotive	(736)	796	(47,741)	3,850
Corporate Expenses (1)	(2,137)	(1,522)	(5,588)	(4,732)
Total	$(1,389)	$1,624	(51,579)	$7,582

(1)	Represents corporate expense not allocated to either of the business segments.